PRESS RELEASE EXHIBIT 99.1

AST SpaceMobile Provides First Quarter 2022 Business Update

MIDLAND, TX, May 16, 2022 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today is providing its business update for the first quarter ended March 31, 2022.

“Today, we are excited to report strong momentum across the business. We continue to advance our industrialization activities, with investments at our Midland facilities and in our supply chain, towards our goal of producing up to 6 Bluebird production satellites per month,” said Abel Avellan, Chairman and CEO of AST SpaceMobile. “We also remain focused on the planned summer launch of our next satellite, BlueWalker 3, having completed more than 700 tests to position the spacecraft and our system for mission success.”

Business Highlights

•
The BlueWalker 3 (“BW3”) satellite is substantially complete having undergone over 700 tests of its capabilities and systems and is targeted to launch in the Summer of 2022 subject to a number of factors, including satisfactory and timely completion of all testing
•
Received an experimental license from the Federal Communications Commission (FCC) authorizing BlueWalker 3 space-to-ground testing in the United States using 3GPP low-band cellular frequencies and Q/V-band frequencies, subject to certain restrictions
•
Appointed Sean Wallace as Executive Vice President and Chief Financial Officer, who most recently served as Chief Financial Officer and Treasurer for Cogent Communications, one of the leading internet service providers in the world with operations in 50 countries; Mr. Wallace assumed his new role on May 10, 2022
•
Entered into a common stock purchase agreement with B. Riley Principal Capital, LLC (“B. Riley”) that provides the right, without obligation, to sell and issue up to $75.0 million of Class A Common Stock over a period of 24 months to B. Riley at AST SpaceMobile’s sole discretion, subject to certain limitations and conditions
•
Continued progress on clean room environment and facility readiness at the extension production facility (“Site 2”) in Texas for the highly automated assembly and testing line that will support our production target of up to 6 satellites per month

•
Announced a memorandum of understanding (“MOU”) with Globe Telecom, Inc., a leading digital platform in the Philippines, serving approximately 86 million wireless subscribers, bringing the number of subscribers represented by mobile network operators who have agreements and MOUs with AST SpaceMobile to more than 1.8 billion as of May 16, 2022
•
Grew portfolio of patent- and patent-pending claims to more than 2,300 worldwide as of May 16, 2022, compared to more than 2,100 as of March 31, 2022

First Quarter 2022 Financial Highlights

•
Ended the first quarter with cash, cash equivalents, and restricted cash of $255.1 million and $4.9 million of debt as of March 31, 2022, incurred in connection with the purchase of the new Texas facility
•
Total operating expenses increased by $1.4 million to $32.7 million for the first quarter of 2022, as compared to $31.3 million in the fourth quarter of 2021, due to a $0.9 million increase in engineering services, $0.3 million increase in research and development costs, and $0.2 million increase in depreciation and amortization
•
As of March 31, 2022, invested $82.7 million in the construction and testing of the BlueWalker 3 satellite
•
As of March 31, 2022, invested $32.2 million in property and equipment primarily related to the Texas facilities, satellite antennas, test equipment, and leasehold improvements

Conference Call Information

AST SpaceMobile will hold a quarterly business update conference call at 5:00 p.m. (Eastern Time) today, May 16, 2022. The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://investors.ast-science.com/. An archive of the webcast will be available shortly after the call.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today's five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on Facebook, Twitter, LinkedIn and YouTube. Watch this video for an overview of the SpaceMobile mission.

To receive alerts about upcoming events and press releases, please sign up for our investor relations email alerts list at https://investors.ast-science.com/ir-resources/email-alerts.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,”

“would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede preliminary agreements and memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov [sec.gov]. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share data)

	March 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$253,731	$321,787
Restricted cash	1,379	2,750
Accounts receivable	2,593	2,173
Inventories	1,827	1,412
Prepaid expenses	3,537	3,214
Other current assets	9,862	4,467
Total current assets	272,929	335,803

Property and equipment:
BlueWalker 3 satellite - construction in progress	82,693	67,615
Property and equipment, net	32,157	28,327
Total property and equipment, net	114,850	95,942

Other non-current assets:
Operating lease right-of-use assets, net	7,990	7,991
Intangible assets, net	205	242
Goodwill	3,546	3,641
Other non-current assets	15,066	317
Total other non-current assets	26,807	12,191

TOTAL ASSETS	$414,586	$443,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,917	$6,638
Accrued expenses and other current liabilities	7,295	7,469
Deferred revenue	7,800	6,636
Current operating lease liabilities	900	634
Total current liabilities	22,912	21,377

Warrant liabilities	63,544	58,062
Non-current operating lease liabilities	7,312	7,525
Long-term debt	4,940	5,000
Total liabilities	98,708	91,964

Commitments and contingencies

Stockholders' Equity:
Class A Common Stock, $.0001 par value; 800,000,000 shares authorized; 51,782,254 and 51,730,904 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.	5	5
Class B Common Stock, $.0001 par value; 200,000,000 shares authorized; 51,636,922 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.	5	5
Class C Common Stock, $.0001 par value; 125,000,000 shares authorized; 78,163,078 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.	8	8
Additional paid-in capital	172,708	171,155
Accumulated other comprehensive loss	(505)	(433)
Accumulated deficit	(81,182)	(70,461)
Noncontrolling interest	224,839	251,693
Total stockholders' equity	315,878	351,972

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$414,586	$443,936

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenues	$2,394	$951

Cost of sales (exclusive of items shown separately below)	1,986	896

Gross profit	408	55

Operating expenses:
Engineering services	11,740	5,659
General and administrative costs	11,619	5,537
Research and development costs	8,281	304
Depreciation and amortization	1,100	614
Total operating expenses	32,740	12,114

Other income (expense):
Loss on remeasurement of warrant liabilities	(5,482)	-
Other income (expense), net	15	(28)
Total other expense, net	(5,467)	(28)

Loss before income tax expense	(37,799)	(12,087)
Income tax expense	104	1
Net loss before allocation to noncontrolling interest	(37,903)	(12,088)

Net loss attributable to noncontrolling interest	(27,182)	(508)
Net loss attributable to common stockholders	$(10,721)	$(11,580)
Net loss per share of common stock attributable to common stockholders (1)
Basic and diluted	$(0.21)	N/A
Weighted average shares used in computing net loss per share of common stock (1)
Basic and diluted	51,760,520	N/A

(1) Earnings per share information has not been presented for periods prior to the Business Combination, as it resulted in values that would not be meaningful to the users of these unaudited condensed consolidated financial statements. Refer to Note 13 in the Notes to the Condensed Consolidated Financial Statements (Unaudited) included in our Form 10-Q for the quarter ended March 31, 2022 for further information.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(dollars in thousands)

	Three months ended March 31,
	2022	2021

Net loss before allocation to noncontrolling interest	$(37,903)	$(12,088)
Other comprehensive loss
Foreign currency translation adjustments	(432)	(263)
Total other comprehensive loss	(432)	(263)
Total comprehensive loss before allocation to noncontrolling interest	(38,335)	(12,351)
Comprehensive loss attributable to noncontrolling interest	(27,542)	(574)
Comprehensive loss attributable to common stockholders	$(10,793)	$(11,777)

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Three months ended March 31,
	2022	2021

Cash flows from operating activities:
Net loss before allocation to noncontrolling interest	$(37,903)	$(12,088)
Adjustments to reconcile net loss before noncontrolling interest to cash used in operating activities:
Depreciation	1,046	557
Amortization of intangible assets	54	57
Loss on remeasurement of warrant liabilities	5,482	-
Non-cash lease expense	170	100
Stock-based compensation	2,254	356
Changes in operating assets and liabilities:
Accounts receivable	(470)	942
Prepaid expenses and other current assets	(6,838)	100
Inventory	(457)	(443)
Accounts payable and accrued expenses	2,684	1,273
Operating lease liabilities	(112)	(94)
Deferred revenue	1,333	725
Other assets and liabilities	(14,751)	(12)
Net cash used in operating activities	(47,508)	(8,527)

Cash flows from investing activities:
Purchase of property and equipment	(4,660)	(2,728)
BlueWalker 3 satellite - construction in process	(16,907)	(8,695)
Net cash used in investing activities	(21,567)	(11,423)

Cash flows from financing activities:
Direct costs incurred for the Business Combination	-	(595)
Proceeds from warrant exercises	33	-
Proceeds from debt	97	-
Net cash provided by (used in) financing activities	130	(595)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(482)	(19)

Net decrease in cash, cash equivalents and restricted cash	(69,427)	(20,564)
Cash, cash equivalents and restricted cash, beginning of period	324,537	42,777
Cash, cash equivalents and restricted cash, end of period	$255,110	$22,213

Supplemental disclosure of cash flow information:
Non-cash transactions:
Purchases of construction in process in accounts payable	$1,483	$3,263
Purchases of property and equipment in accounts payable	1,661	362
Right-of-use assets obtained in exchange for operating lease liabilities	191	-

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Brandyn Bissinger

press@ast-science.com

+1 866 845 6521